ADP Reports Second Fiscal Quarter Results;
               Revenues rise 9%, EPS increases 11%;
      Fiscal 2005 forecasted revenue growth raised to 7- 9%;
              EPS guidance refined to 12 - 15% Growth

      ROSELAND, NJ, January 21, 2005 - Automatic Data Processing, Inc. (NYSE:ADP) reported 9% revenue growth, with revenues of $2.0 billion and $.42 earnings per share for the second fiscal quarter ended December 31, 2004, Arthur
F. Weinbach, chairman and chief executive officer, announced today. Pretax and net earnings both increased 9% compared with the second quarter last year. Diluted earnings per share, on fewer shares outstanding, increased 11% from $.38 per share last year, the first double-digit earnings per share increase in eight quarters.

      Commenting on the quarter, Mr. Weinbach said, "We are pleased with our results as there is positive momentum in each of our businesses. Revenues in Employer Services increased 7% based on solid growth in the new business started in the quarter, the number of employees on our clients' payrolls and client fund balances. New business sales growth was 8% in the second quarter and 11% for the first half compared with last year, and we remain confident in our double-digit sales growth forecast for the year. Although the critical year-end retention period is still ahead of us, we are very pleased with our results for the first half which are .7% ahead of last year's record levels.

      "Brokerage Services' revenues grew 4% in the quarter compared with the second quarter last year. Our internal revenue growth rate was 10% after adjusting for last year's divestitures. Investor communications mailings increased 18% over last year driven by increased mutual fund meeting activity. Back-office average trades per day increased 18% over last year, while average revenue per trade declined 15% primarily due to mix changes. Our acquisition of the U.S. Clearing and BrokerDealer Services divisions of Bank of America was completed on November 1, 2004. Revenues for this new reportable segment, Securities Clearing and Outsourcing Services, were $15 million in the quarter and we anticipate about $.02 per share dilution in fiscal 2005 from this transaction. Dealer Services' revenues grew 11% and Claims Services' revenues grew 6% in the quarter compared with the second quarter last year.

      "Our results for the first half of the fiscal year have been positive. This quarter was the first in more than three years in which the yield on our investment portfolio exceeded the same quarter in the previous year. We are encouraged by our business momentum and product position coupled with the improving economic conditions, the trend in labor statistics and the increase in total brokerage trade volumes. Our revenue guidance has been increased to 7% to 9% growth and we are refining our earnings estimate to between 12% and 15% earnings per share growth. We are optimistic about the market opportunities for future growth," Mr. Weinbach concluded.

      An analyst conference call to review the second quarter results will be held today, Friday, January 21 at 1:30 p.m. EST. A live audio webcast of the call will be available to the public on a listen-only basis. To listen to the webcast go to www.adp.com and click on the webcast icon. ADP's news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

      ADP, with approximately $8 billion in revenues and 550,000 clients, is one of the largest providers of a broad range of premier mission-critical, cost effective transaction processing and information-based business solutions in selected markets on a global basis.

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)
                                  Three Months Ended     Six Months Ended
                                     December 31,           December 31,
                                   2004        2003        2004       2003
                              -----------   ---------   ---------   ---------
Revenues, other than interest
  on funds held for Employer
  Services clients and PEO
  revenues                    $1,769,094   $1,636,333  $3,413,627  $3,168,722
Interest on funds held for
  Employer Services clients       91,129       82,202     175,792     165,136
PEO revenues (A)                 133,361      108,865     258,847     213,819
                               ---------   ----------  ----------  ----------
                               1,993,584    1,827,400   3,848,266   3,547,677
                               ---------   ----------  ----------  ----------

Operating expenses               915,719      810,300   1,782,739   1,604,541
Selling, general and
  administrative expenses        465,363      459,293     911,521     886,171
Systems development and
  programming costs              150,070      133,125     298,794     264,879
Depreciation and amortization     76,161       73,609     150,582     148,335
Other income, net                (11,349)     (14,067)    (23,930)    (32,659)
                               ---------   ----------  ----------  ----------
Total expenses                 1,595,964    1,462,260   3,119,706   2,871,267
                               ---------   ----------  ----------  ----------

Earnings before income taxes     397,620      365,140     728,560     676,410

Provision for income taxes       147,517      136,560     270,296     252,980
                               ---------   ----------   ---------  ----------
Net earnings                  $  250,103   $  228,580  $  458,264  $  423,430
                              ==========   ==========  ==========  ==========

Basic earnings per share      $     0.43   $     0.39  $     0.79  $     0.71
                              ==========   ==========  ==========  ==========
Diluted earnings per share    $     0.42   $     0.38  $     0.78  $     0.71
                              ==========   ==========  ==========  ==========
Dividends per common share    $   0.1550   $   0.1400  $   0.2950  $   0.2600
                              ==========   ==========  ==========  ==========

(A) Net of pass-through costs of $1,352,004 and $1,037,864 for the three months ended December 31, 2004 and 2003, respectively, and $2,501,491 and $1,949,433 for the six months ended December 31, 2004 and 2003, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(In thousands, except per share amounts)
(Unaudited)

                                               Three Months Ended       Six Months Ended
                                                   December 31,          December 31,
                                                  2004       2003        2004       2003
                                             -----------  ---------   ---------  ---------
Revenues for select business units (B)
  Employer Services                          $1,235,000  $1,160,000  $2,412,000   $2,271,000
  Brokerage Services                            355,000     341,000     686,000      655,000
  Dealer Services                               243,000     218,000     481,000      429,000
  Securities Clearing and Outsourcing
         Services (C)                            15,000           -      15,000            -

Pre-tax earnings for select business units (B)
  Employer Services                          $  286,000  $  263,000  $  505,000   $  470,000
  Brokerage Services                             49,000      33,000      88,000       53,000
  Dealer Services                                37,000      37,000      72,000       69,000
  Securities Clearing and Outsourcing
         Services (C)                            (5,000)          -      (5,000)           -

(B) Prior year's segment results were adjusted to reflect fiscal year 2005 budgeted foreign exchange rates.
(C) On November 1, 2004, the Company acquired the U.S. Clearing and BrokerDealer Services divisions of Bank of America, which provide third-party clearing operations. The Company has determined that the acquired operations constitute a separate reportable segment in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company established a reportable segment called Securities Clearing and Outsourcing Services as of November 1, 2004 to report the results of the acquired business.

      With this acquisition, the Company has reported two additional line items on the balance sheet, which are Securities Clearing and Outsourcing Receivables and Securities Clearing and Outsourcing Payables. Securities Clearing and Outsourcing Receivables consists primarily of receivables from customers for margin loans, as well as receivables from brokers, dealers and clearing organizations as a result of securities clearing transactions. Securities Clearing and Outsourcing Receivables also includes receivables for cash payments to brokers and dealers for securities that were borrowed by the Company. Securities Clearing and Outsourcing Payables represent the payables to customers for customer deposits and short sale securities transactions, and payables to brokers, dealers and clearing organizations as a result of the securities clearing transactions. Securities Clearing and Outsourcing Payables also includes payables to brokers and dealers for the cash that has been received for securities that have been loaned.

Components of Other Income, net:
--------------------------------
Interest income on corporate funds           $  (26,114) $  (23,642) $  (51,984)  $  (45,742)
Interest expense                                 10,799       5,351      18,907       10,001
Realized losses on
  available-for-sale securities, net              3,966       4,224       9,147        3,082
                                               --------  ----------  ----------   ----------
Total other income, net                      $  (11,349) $  (14,067) $  (23,930)  $  (32,659)
                                             ==========  ==========  ==========   ==========

Earnings per share information:
-------------------------------
Net earnings                                 $  250,103  $  228,580  $  458,264   $  423,430
Average shares outstanding                      583,230     591,685     583,389      593,264
Basic earnings per share                     $     0.43  $     0.39  $     0.79   $     0.71
Diluted net earnings                         $  250,367  $  229,071  $  458,793   $  424,247
Diluted shares outstanding                      591,086     597,624     590,473      599,242
Diluted earnings per share                   $     0.42  $     0.38  $     0.78   $     0.71


Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
                                                  December 31,   June 30,
                                                      2004         2004
                                                  (Unaudited)
                                                  -----------   ----------
Assets
------
Cash and cash equivalents/Short-term
  marketable securities                          $ 1,556,471  $ 1,129,075
Securities clearing and outsourcing
    receivables                                      947,011            -
Other current assets                               1,690,391    1,632,514
                                                 -----------  -----------
  Total current assets                             4,193,873    2,761,589

Long-term marketable securities                      442,991      963,501
Property, plant and equipment, net                   650,058      642,353
Other non-current assets                           4,126,626    3,849,584
Funds held for clients                            18,775,831   12,903,532
                                                 -----------  -----------
  Total assets                                   $28,189,379  $21,120,559
                                                 ===========  ===========

Liabilities and Stockholders' Equity
------------------------------------

Securities clearing and outsourcing
    payables                                     $   769,965  $         -
Other current liabilities                          1,830,675    1,768,424
                                                 -----------  -----------
     Total current liabilities                     2,600,640    1,768,424

Long-term debt                                        75,926       76,200
Other non-current liabilities                      1,146,089    1,018,040
Client funds obligations                          18,710,201   12,840,225
                                                 -----------  -----------
  Total liabilities                               22,532,856   15,702,889

Total stockholders' equity                         5,656,523    5,417,670
                                                 -----------  -----------
  Total liabilities and stockholders' equity     $28,189,379  $21,120,559
                                                 ===========  ===========

           --------------------------------------------

This release and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; stock market activity; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.


Source:  Automatic Data Processing, Inc.

       ADP Investor Relations
       Elena Charles, 973.974.4077
       Debbie Morris, 973.974.7821
                                    #1#21#05#